Exhibit 21

Subsidiaries of the Registrant

(All are Delaware entities unless otherwise indicated)

US Oncology, Inc.

US Oncology Specialty, LP

US Oncology Corporate, Inc.

US Oncology Pharmaceutical Services, LLC

US Oncology Pharmacy GPO, L.P.

US Oncology Research, Inc. (1)

AccessMed Holdings, Inc.

Alabama Pharmaceutical Services, LLC

AOR Holding Company of Indiana, Inc.

AOR Management Company of Arizona, Inc.

AOR Management Company of Indiana, Inc.

AOR Management Company of Missouri, Inc.

AOR Management Company of Oklahoma, Inc.

AOR Management Company of Pennsylvania, Inc.

AOR Management Company of Texas, Inc.

AOR Management Company of Virginia, Inc.

AOR of Texas Management Ltd. Partnership (1)

AOR Real Estate of Greenville LP

AOR Real Estate, Inc.

AOR Synthetic Real Estate, Inc.

AORT Holding Company, Inc.

California Pharmaceutical Services, LLC

Cancer Treatment Associates of Northeast Missouri, Ltd.

Colorado Cancer Centers, L.L.C.

East Indy CC, LLC (2)

Florida Pharmaceutical Services, LLC

Greenville Radiation Care, Inc.

Iowa Pharmaceutical Services, LLC

KCCC JV, LLC

MDH-USD Management Company, L.P.

Metropolitan Integrated Cancer Care, L.C.C.

Michigan Pharmaceutical Services, LLC

Nebraska Pharmaceutical Services, LLC

New Mexico Pharmaceutical Services, LLC

North Carolina Pharmaceutical Services, LLC

Oregon Cancer Center, Ltd. (4)

Pennsylvania Pharmaceutical Services, LLC

Physician Reliance Holdings, LLC

Physician Reliance Network, Inc.

Physician Reliance, L.P. (1)

PRN Physician Reliance, LLC

RMCC Cancer Center, Inc.

SelectPlus Oncology, LLC d/b/a SelectPlus, LLC

Southeast Texas Cancer Centers, L.P. (1)

St. Louis Pharmaceutical Services, LLC

Texas Pharmaceutical Services, LLC

The Carroll County Cancer Center, Ltd. (3)

TOPS Pharmacy Services, Inc. (1)

Washington Pharmaceutical Services, LLC

(1)	Organized in the State of Texas
(2)	Organized in the State of Indiana
(3)	Organized in the State of Maryland
(4)	Organized in the State of Oregon